Exhibit 3.1












                   EDWARD D. JONES & CO., L.P.













                   SIXTH AMENDED AND RESTATED
                      AGREEMENT OF LIMITED PARTNERSHIP

















                        Dated:  April 1, 1995

                     EDWARD D. JONES & CO., L.P.
                    (a Missouri Limited Partnership)

                 SIXTH AMENDED AND RESTATED AGREEMENT
                       OF LIMITED PARTNERSHIP





          THIS SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP dated and effective as of the 1st day of April, 1995, by and between EDJ Holding Company, Inc., a Missouri corporation, as the General Partner, and The Jones Financial Companies, a Limited Partnership, as the Limited Partner, as provided herein.

                        W I T N E S S E T H:

          WHEREAS, the Partnership was formed as a limited partnership under The Uniform Limited Partnership Law of the
State of Missouri on May 23, 1969; and

          WHEREAS, the Partnership elected to be governed by the provisions of the Missouri Revised Uniform Limited Partnership
Act on August 28, 1987; and

          WHEREAS, the parties restated in full Amendment No. 40 dated August 28, 1987 and the Agreement of Limited Partnership dated as of May 23, 1969 of Edward D. Jones & Co., L.P. and the related Certificate of Limited Partnership dated August 28, 1987 into the Amended and Restated Agreement and Certificate of Limited Partnership (the "First Restated Agreement") of Edward D. Jones & Co., L.P. dated August 28, 1987; and

          WHEREAS, the parties amended and restated the First
Restated Agreement pursuant to the Second Amended and Restated
Agreement of Limited Partnership (the "Second Restated
Agreement") of Edward D. Jones & Co., L.P. dated January 31,
1991; and

          WHEREAS, the parties amended and restated the Second
Restated Agreement pursuant to the Third Amended and Restated
Agreement of Limited Partnership (the "Third Restated Agreement") of Edward D. Jones & Co., L.P. dated May 7, 1992; and

          WHEREAS, the parties amended and restated the Third
Restated Agreement pursuant to the Fourth Amended and Restated
Agreement of Limited Partnership (the "Fourth Restated
Agreement") of Edward D. Jones & Co., L.P. dated November 1,
1993; and

          WHEREAS, the parties amended and restated the Fourth
Restated Agreement pursuant to the Fifth Amended and Restated
Agreement of Limited Partnership (the "Fifth Restated Agreement") of Edward D. Jones & Co., L.P. dated April 28, 1994; and

          WHEREAS, the parties hereto now desire to amend and restate the Fifth Restated Agreement to provide for a special allocation and distribution of book income as provided herein and restate the Fifth Restated Agreement in its entirety;

          NOW, THEREFORE, pursuant to the terms, covenants and conditions set forth herein and the mutual promises contained herein, the parties hereto agree as follows:

                             ARTICLE ONE





                            DEFINED TERMS

          The defined terms used in this Agreement shall have the meanings specified below:

          "Affiliate" means (l) any Person directly or indirectly controlling, controlled by or under common control with another Person, (2) any Person owning or controlling ten percent (l0%) or more of the outstanding voting securities of such other Person,
(3) any officer, director or partner of such Person, or (4) if such other Person is an officer, director or partner, any company for which such Person acts in any such capacity.

          "Agreement" means this Sixth Amended and Restated
Agreement of Limited Partnership, as amended from time to time.

          "Applicable Effective Tax Rate" means the highest statutory federal corporate income tax rate as set forth in
Section 11, or any successor section, of the Internal Revenue Code and the highest Missouri corporate income tax rate as set forth in section 143.071, or any successor section, of the Revised Statutes of Missouri.

          "Capital Account" means an account established by the Partnership and maintained for each Partner, for federal income tax purposes, which account shall be credited with:

          (i)  the amount of the Partner's Capital Contributions;
     and

          (ii) the amount of Partnership income (including income exempt from federal income tax) and gain (or items thereof) allocated to the Partner pursuant to Article Eight hereof;

and which shall be debited by:

          (iii)     the amount of Partnership losses and
     deductions (or items thereof) allocated to the Partner pursuant to Article Eight hereof;

          (iv) the amount of Partnership expenditures described in Treasury Regulations Section l.704-l(b)(2)(iv)(i) allocable to the Partner in the same proportion as that in which the Partner bears the economic burden of those expenditures; and

          (v) the amount of all distributions to the Partner pursuant to Article Eight hereof.

          In addition, the Capital Account of each Partner shall be adjusted as necessary to comply with Treasury Regulations
Section l.704-l(b)(2)(iv). In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto, are completed in order to comply with such regulations, the General Partner may amend this Agreement to reflect such modification,





provided that it is not likely to have a material effect on the amounts distributable to the partners pursuant to Article Eight upon dissolution of the Partnership.

          If any Partner would otherwise have a negative balance in his Capital Account, the amount of any such negative balance shall be reduced (but not in excess of such negative balance) by the amount of such Partner's share of Partnership Minimum Gain (determined in accordance with Treasury Regulations Section l.704-l(b)(4)(iv)(f)) after taking into account all increases and decreases to such Partnership Minimum Gain during the taxable year.

          In the event that the Partnership is deemed to be terminated for federal income tax purposes due to the sale or exchange of fifty percent (50%) or more of the Partnership interests in the capital or profits of the Partnership (the "Partnership Interests") within a twelve (12) month period, appropriate adjustment shall be made to the Capital Accounts to reflect the constructive liquidation and reformation deemed to occur upon a termination.

          In the event that interests in the Partnership are sold, exchanged or otherwise transferred, and the transfer is recognized under Article Seven hereof, or by operation of law, the Capital Account of the transferee will equal the Capital Account of the transferor immediately before the transfer. However, if such a sale or exchange, either alone or in combination with other sales or exchanges within a twelve-month period results in a transfer of fifty percent (50%) or more of the Partnership Interests causing a termination of the Partnership for federal income tax purposes, the adjustment required by the immediately preceding paragraph shall be made.

          "Capital Contribution" means the total amount of cash or property contributed to the Partnership by each Partner (and not thereafter returned to such Partner by the Partnership) pursuant to the terms of this Agreement. The Capital Contributions of the Partners have been previously set forth on exhibits to this Agreement. From the date hereof, the Capital Contributions of the Partners shall be reflected in the books and records of the Partnership.

          "Certificate of Limited Partnership" means the document, as amended or restated, filed as a certificate of limited partnership under the Missouri Act.

          "General Partner" means EDJ Holding Company, Inc., a
Missouri corporation.





           "Internal Revenue Code" means the Internal Revenue
Code of 1986, as amended from time to time, or any successor law thereto.

          "Limited Partner" means The Jones Financial Company, a
Limited Partnership, a Missouri limited partnership.

          "Missouri Act" means the Missouri Revised Uniform
Limited Partnership Act, as amended from time to time.

          "Net Income or Net Loss" means, with respect to any fiscal period, the net income or the net loss of the Partnership, determined in accordance with generally accepted accounting principles; provided, however, there shall be excluded from such net income or net loss (i) the amount defined as "Specially Allocated Book Income" and (ii) any unrealized gains or losses on securities held (whether at the discretion of the Partnership or otherwise) by the Partnership in Trading Account Number 001-00103-12 (or any successor account) as a hedge against fixed rate Partnership borrowings (as opposed to other securities held by the Partnership in trading accounts as inventory for resale in the ordinary course of business).

          "Notice" means a writing, containing the information required by this Agreement to be communicated to a party, delivered personally or sent by U.S. mail, postage prepaid, to such party at the last known address of such party as shown on the records of the Partnership, the date of personal delivery or the date of mailing thereof being deemed the date of receipt thereof.

          "Partner" means the General Partner or the Limited
Partner.

          "Partnership" means the limited partnership continued by this Agreement by the parties hereto, as said limited partnership may from time to time be constituted.

          "Partnership Minimum Gain" means, for Partnership tax purposes, as set forth in Treasury Regulations Section l.704-l(b)(4)(iv)(c), the amount of gain, if any, that would be realized by the Partnership if it were to sell or dispose of (in a taxable transaction) property subject to a non-recourse liability of the Partnership, in full satisfaction of such liability.

          "Person" means a natural person, partnership, limited partnership (domestic or foreign), trust, estate, association or corporation.

          "Profits and Losses For Tax Purposes" means, for Partnership accounting and tax purposes, the various items set forth in Section 702(a) of the Internal Revenue Code and all applicable regulations or any successor law, and shall include, but not be limited to, each item of income, gain, deduction, loss, preference or credit.






          "Specially Allocated Book Income" means, with respect to any fiscal period, the amount of Profits and Losses for Tax Purposes arising in any calendar year allocated to the General Partner in accordance with Section 8.4B multiplied by the "Applicable Effective Tax Rate" for such fiscal period.
                              ARTICLE TWO
                    CONTINUATION, NAME AND OFFICE,
                    PURPOSES, TERM AND DISSOLUTION

          2.1  Continuation.

          The parties hereto hereby continue the Partnership as a limited partnership pursuant to the provisions of the Missouri
Act.

          2.2  Name, Place of Business and Office.

          The name of the Partnership shall be "Edward D. Jones & Co., L.P". The principal office and place of business shall be 201 Progress Parkway, Maryland Heights, Missouri 63043. The General Partner may at any time change the location of such principal office. Notice of any such change shall be given to the Limited Partner on or before the date of any such change.

          2.3  Purposes.

          The Partnership shall continue to conduct its business under the firm name of Edward D. Jones & Co., L.P. (or under the name of Edward D. Jones & Co. if such name is registered as a fictitious name with the State of Missouri) and shall engage in a general brokerage and commission business including without limitation the purchase of, sale of, and dealing in stocks, bonds, notes and evidences of indebtedness of any person, firm, enterprise, corporation or association domestic or foreign, and bonds and any other political subdivision thereof, domestic or foreign, and bills of exchange and commercial papers, and any and all securities of any kind, nature or description whatsoever; and any kind of commodities and provisions usually dealt with on exchanges, or upon the over-the-counter market, or any option contracts upon any of the foregoing, or otherwise as principals, brokers, agents, or otherwise to act as investment adviser under the Investment Advisers Act of 1940, as amended and the rules and regulations thereunder; the general conduct of any securities transfer business; the general conduct of any trustee service business; the general conduct of any insurance business, including but not limited to acting in the capacity of an insurance agency, to act as a depositor under any and all forms of trust indentures providing for the deposit of bonds, stocks, debentures, and any other type of security and the issuance of beneficial interests in the securities so deposited and to perform any and all acts necessary or incidental thereto; to conduct through itself or any associated enterprise in which it has an interest, a mortgage processing and lending business; and in general, without limitation of the foregoing, such business as is usually conducted in the City of New York by so-called stock





exchange and commodity exchange brokers or such business as is permitted under the Missouri Act. The Partnership may enter into such financing arrangements and guarantees as the General Partner may deem appropriate in connection with the business of the Partnership. The Partnership may act as a partner or shareholder of, or act as an advisor to, any other organization as the General Partner may deem advisable. No business, however, shall be conducted which shall be forbidden by, or be contrary to, any applicable law, or any lawful rules and regulations, promulgated thereunder, including without limitation any of the provisions of the Securities Exchange Act of 1934, as amended, or any of the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or any of the rules and regulations of the National Association of Securities Dealers, Inc., or of the constitution, rules, regulations, and practices of the New York Stock Exchange, Inc. or any other exchange or exchanges in which the Partnership or its Affiliates may hold a membership.

          2.4  Term and Dissolution.

          A. The Partnership shall continue in full force and effect until December 31, 2087, or until dissolution prior thereto upon the happening of any of the following events:

          (i)  The sale of all of the assets of the Partnership;

          (ii) The withdrawal of either Partner; or

          (iii)The dissolution of the Partnership by the General
     Partner.

          B.   Upon dissolution of the Partnership, the General
Partner shall cause the cancellation of the Partnership's
Certificate of Limited Partnership, liquidate the Partnership's assets and apply and distribute the proceeds thereof in accordance with Section 8.3 hereof.

          2.5  Registered Office and Agent.

          The name and address of the Registered Agent and Registered Office for service of process on the Partnership are set forth in the Certificate of Limited Partnership.

           2.6 Amendment to Certificate of Limited Partnership.

          The Certificate of Limited Partnership shall be amended within thirty days of the admission or withdrawal of a General
Partner.

                            ARTICLE THREE
                 PARTNERS, CAPITAL AND DEMAND NOTES

          3.1  General Partner.





          A.   The name, last known mailing address and Capital
Contribution of the General Partner are reflected in the books and records of the Partnership.

          B. The General Partner may increase or decrease its Capital Contribution from time to time.

          3.2  Limited Partner.

          A.   The name, last known mailing address and Capital
Contribution of the Limited Partner are reflected in the books and records of the Partnership.

          B. The Limited Partner shall, if requested by the General Partner, increase or decrease its capital contribution from time to time.

          3.3  Partnership Capital.

          A. The total capital of the Partnership shall be the aggregate amount of the Capital Contributions of the Partners as provided for herein.

          B.   No Partner shall be paid interest on any Capital
Contribution to the Partnership.

          C. Except as otherwise provided herein, prior to dissolution of the Partnership, no Partner shall have the right to demand the return of its Capital Contribution. No Partner shall have the right to demand and receive property other than cash in return for its Capital Contribution.

          D. The General Partner shall have no personal liability for the repayment of the Capital Contribution of the Limited Partner.

          E.   The Limited Partner shall contribute its Capital
Contribution in the form of cash or pursuant to a subordination agreement in a form acceptable to the New York Stock Exchange.

          3.4  Liability of the Limited Partner.

          The Limited Partner shall only be liable to make the payment of its Capital Contribution. Except as provided in the Missouri Act, the Limited Partner shall not be liable for any obligations of the Partnership.

          3.5  Participation in Partnership Business by the
Limited Partner.

          The Limited Partner shall neither participate in or have any control over the Partnership business (except as required by law) nor have any authority or right to act for or bind the Partnership. The Limited Partner hereby consent to the exercise by the General Partner of the powers conferred on it by this Agreement.






          3.6  Demand Notes and Cash Subordination Agreements.

          The General Partner or the Limited Partner may, from time to time, upon prior approval from the General Partner, execute and deliver a Secured Demand Note (together with a Secured Demand Note Collateral Agreement) or a Cash Subordination Agreement to the Partnership in the form and under the terms and conditions presented by Rule 325 of the New York Stock Exchange or shall deliver to the Partnership such other documents as are acceptable to the New York Stock Exchange, and such Secured Demand Note (together with the Secured Demand Note Collateral Agreement) or Cash Subordination Agreement or such other documents shall be treated as a contribution of additional capital (for regulatory purposes) to the Partnership by the Partner executing and delivering the same to the Partnership. In conjunction with any such Secured Demand Notes (and related Secured Demand Note Collateral Agreements) or Cash Subordination Agreements or such other documents, the General Partner or Limited Partner may also execute and deliver to the Partnership in the form and under the conditions and terms prescribed by Rule
326.13 of the New York Stock Exchange, a subordination agreement for the purpose of enabling the Partnership to include in its "net worth", the prescribed value of the securities held by the Partnership under the Secured Demand Note Collateral Agreement or such other documents of the General Partner or the Limited Partner.

                            ARTICLE FOUR
           RIGHTS, POWERS, AND DUTIES OF THE GENERAL PARTNER

          4.1  Authorized Acts; Management and Control.

          A. The General Partner has the exclusive right to manage the business of the Partnership and is hereby authorized to take any action (including, but not limited to, the acts authorized by Section 4.1B below) of any kind and to do anything and everything in accordance with the provisions of this Agreement.

          B. The General Partner through any of its officers for, in the name and on behalf of, the Partnership is hereby authorized to take any and all actions, and to engage in any kind of activity and to perform and carry out all functions of any kind necessary to, or in connection with, the business of the Partnership including, but not limited to: (i) executing any instruments on behalf of the Partnership; (ii) acquiring or selling assets of the Partnership; (iii) entering into loans or guarantees in connection with the business of the Partnership;
(iv) acting as a partner or shareholder of, or adviser to, any other organization; (v) contributing capital, as a limited partner or as a general partner, or purchasing other securities in or otherwise investing any limited partnership, general partnership, corporation or other entity and taking all actions required as a partner, shareholder or investor in any such





entity; or (vi) doing any other act in furtherance of the purposes of the Partnership

          4.2  Time and Effort; Independent Activities.

          The General Partner shall devote its full time to the business of the Partnership. The Limited Partner may engage independently or with others in other business ventures of every nature and description, including, without limitation, the ownership, operation, management, syndication and development of business ventures related to or competitive with the business of the Partnership. The General Partner may also, indirectly through subsidiaries or affiliated entities, or directly, simultaneously independently engage in other related or unrelated activities. Neither the Partnership nor the other Partner shall have any rights in or to such independent ventures or the income or profits derived therefrom.

          4.3  Duties and Obligations of the General Partner.

          A. The General Partner shall prepare (or cause to be prepared) and file such amendments to this Agreement or any certificate of limited partnership as are required by law or as it deems necessary to cause this Agreement or any certificate of limited partnership to reflect accurately the agreement of the Partners the identity of the Partners and the amounts of their respective Capital Contributions.

          B. The General Partner shall prepare (or cause to be prepared) and file such tax returns and other documents, as are required by law or as it deems necessary, for the operation of the Partnership.

          4.4  Liability for Acts and Omissions; Indemnification.

          The General Partner shall not be liable, responsible or accountable in damages or otherwise to the Limited Partner for, and the Partnership shall indemnify and save harmless the General Partner from any loss or damage incurred by reason of, any act or omission performed or omitted by it in good faith on behalf of the Partnership and in a manner reasonably believed by it to be within the scope of the authority granted to it by this Agreement and in the best interests of the Partnership, provided that the General Partner shall not have been guilty of gross negligence or gross misconduct with respect to such acts or omissions and, further, provided that the satisfaction of any indemnification and any saving harmless shall be paid out of and limited to Partnership assets and no Partner shall have any personal liability on account thereof.

          4.5  Dealing with an Affiliate.

          The General Partner may for, in the name of and on behalf of, the Partnership enter into such agreements, contracts or the like with any Affiliate of the General Partner or with the General Partner, in an independent capacity, as distinguished





from its capacity (if any) as a Partner, to undertake and carry out the business of the Partnership as if such Affiliate or General Partner were an independent contractor; and the General
Partner may obligate the Partnership to pay reasonable compensation for and on account of any such services.

          4.6  Appointment of Special Committee.

          Pursuant to rights granted to the General Partner pursuant to Section 4.1 hereof, the General Partner hereby appoints John W. Bachmann, Darryl L. Pope and the then Managing Partner of The Jones Financial Companies, a Limited Partnership (at any time the Managing Partner thereof is not John W. Bachmann), as committee members of a special committee of the Partnership, which committee (acting through one or more of its members) shall have full power and authority on behalf of the General Partner, at any time and from time to time, (a) to designate one or more Persons (i) to assign securities registered in the name of the Partnership, (ii) to execute powers of substitution, (iii) to guarantee the signatures of others to assignments of securities and (iv) to make any certification or guarantee of any signature or document submitted in support of the transfer of any securities, all with the same effect as if the name of the Partnership had been signed under like circumstanced by the General Partner, (b) to adopt and authorize the use of a mechanically reproduced facsimile signature of the Partnership in connection with (i) the assignment of securities registered in the name of the Partnership and (ii) the execution of powers of substitution and (c) to designate one or more Persons to sign written contracts covering "seller's option," "when issued," and "when distributed" transactions in the name of the Partnership with the same effect as if the name of the Partnership had been signed under like circumstances the General Partner, any and all such powers of attorney, agreements, and other instruments (including agreements of indemnification) as may be required to evidence or support action under (a), (b), or
(c) above.

                               ARTICLE FIVE
                        WITHDRAWAL OF A PARTNER

          Neither Partner shall have the right to retire or voluntarily withdraw from the Partnership without the prior written consent of the other Partner.

                             ARTICLE SIX
             RESTRICTIONS ON RETURN OF CAPITAL CONTRIBUTIONS
                    AND CERTAIN OTHER TRANSACTIONS

          A. The Limited Partner may by written notice to the General Partner request that all or a portion of its Capital Contribution be returned prior to the maturity of its Cash Subordination Agreement; however, the General Partner may, in its absolute discretion, refuse to return all or any portion of such Capital Contribution to the Limited Partner until the Partnership is dissolved pursuant to Section 2.4 hereof.






          B. It is understood and agreed that the Capital Contributions of the Partners to the Partnership will be used, in part, by the Partnership as part of the Partnership's required capital as a brokerage firm regulated by the Securities and Exchange Commission and the New York Stock Exchange and other regulatory agencies. Therefore, notwithstanding any other provision contained in this Agreement to the contrary, no Partner shall have returned to it (under any provision of this Agreement) its Capital Contribution, if after giving effect thereto, the Partnership be in violation of (i) any rule of the New York Stock Exchange Inc., (ii) any rule issued under the Securities Exchange Act of 1934, (iii) any agreement (cash subordination or otherwise) which has been entered into by the Partnership or (iv) any other law, rule or regulation to which the Partnership is subject. In the event there is returned to any Partner all or any portion of its Capital Contribution and because of such return the Partnership violated any of the aforementioned rules, agreements or regulations, then such Partner hereby irrevocably agrees (whether or not such Partner had any knowledge or notice of such facts at the time of such return) to repay to the Partnership, its successors or assigns, the sum so returned to such Partner to be held by the Partnership pursuant to the provisions hereof as if such return had never been made; provided, however, that any suit for the recovery of any such return must be commenced within two years of the date of such return.

          C. Notwithstanding any other provision contained herein, no Partner shall, without the prior written approval of the New York Stock Exchange, Inc. and without the prior written approval of the General Partner, withdraw its Capital Contribution to the Partnership on less than six (6) months written notice, given no sooner than six (6) months after such contribution was first made, of its intent to withdraw such Capital Contribution; provided, however, that the Capital Contribution of any Partner may not be withdrawn nor may any unsecured advance or loan to the Partnership which qualifies as capital under Rule 15c3-1 promulgated under the Securities Exchange Act of 1934 be withdrawn nor may any unsecured advance or loan be made to a Partner or employee or any Affiliate hereof, if, after giving effect thereto and to any other withdrawals, advances, or loans which are scheduled to occur within six (6) months following such withdrawal, advance, or loan, the Partnership would be in violation of said Rule.

          D. Notwithstanding anything to the contrary contained in this Agreement, in the event of the termination of the Partnership on the expiration of the term of this Agreement, or any extension or renewal thereof, each Partner agrees if withdrawals of Capital Contributions on any such termination would cause the Partnership's capital position to violate
Rules 326(a) and 326(b) of the Rules of the Board of Directors of the New York Stock Exchange, Inc. during the six (6) months immediately preceding the date of termination, such withdrawals may be postponed for a period of up to six (6) months from the





state date of termination, as the General Partner may deem necessary to insure compliance with said Rules and any such Capital Contributions so retained by the Partnership after the date of termination shall continue to be subject to all debts and obligations of the Partnership.

           E. The Partnership will not, and it will not permit any Subsidiary of the Partnership (as defined in the Note Purchase Agreement as of April 15, 1986 relating to the 9-3/8% Secured Guaranteed Notes due 1996 of Tempus Corporation and the 9-3/8% Capital Notes due 1996 of Edward D. Jones & Co., the Note Purchase Agreement dated as of March 15, 1988 relating to the 10.60% Secured Guaranteed Notes due 1997 of Tempus Corporation and the 10.60% Capital Notes due 1997 of Edward D. Jones & Co., L.P. and the Note Purchase Agreement dated as of May 1992 relating to the 8.96% Subordinated Capital Notes due 2002 of Edward D. Jones & Co., L.P. and the Note Purchase Agreement dated as of April 22, 1994 relating to the 7.95% Subordinated Capital Notes Due 2006) [referred to herein collectively as the "Note Agreements"] to, directly or indirectly, incur, assume or otherwise become or be or remain liable to any partner, officer or director, or any former partner, officer or director, of the Partnership or any subsidiary, or to the heir or legal representatives of any such person, with respect to any Indebtedness (as defined in the Note Agreements) relating to such person's status as a partner, director or officer of the Partnership or any subsidiary (but excluding in any event Indebtedness with respect to any account of such person or such heirs or legal representatives or transactions and securities or commodities), unless such Indebtedness shall be subordinated to the 9-3/8% Capital Notes due 1996, the 10.60% Capital Notes due 1997, the 8.96% Subordinated Capital Notes due 2002, the 9-3/8% Secured Guaranteed Notes due 1996, the 10.60% Secured Guaranteed Notes due 1997, the 7.95% Subordinated Capital Notes due 2006 and the Guarantees (as contained in the Note Agreements) to at least the same extent as the 9-3/8% Capital Notes due 1996, the 10.60% Capital Notes due 1997, the 8.96% Subordinated Capital Notes, the 7.95% Subordinated Capital Notes due 2006 and the related Guarantees, are subordinated to the claims of general creditors as contained in the Note Agreements.

                            ARTICLE SEVEN
                 TRANSFERABILITY OF PARTNER INTERESTS

          7.1  Restrictions on Transfer.

          A. Each Partner agrees that it will not sell, pledge exchange, transfer or assign its interest in the Partnership to any Person without the express written consent of the other
Partner.

          B. Any sale, exchange, assignment or other transfer in contravention of any of the provisions of this Section 7.l shall be void and ineffectual and shall not bind or be recognized by the Partnership.





           7.2 Substituted Limited Partners.

          No Limited Partner shall have a power to grant the right to become a substituted Limited Partner to an assignee of any part of such Limited Partner's Partnership interest.

                          ARTICLE EIGHT
                    DISTRIBUTIONS AND ALLOCATIONS

          8.1  Distribution of Specially Allocated Book Income.

          Cash distributions in an amount equal to Specially
Allocated Book Income, if any, of the Partnership for each fiscal year shall be distributed 100% to the General Partner.

          8.2  Distribution of Net Income.

          A. All Net Income, if any, of the Partnership for each calendar year shall (except for Net Income generated in any transaction in connection with the dissolution and liquidation of the Partnership) be distributed 99% to the Limited Partner and 1% to the General Partner.

          B. In any year in which there is a Net Loss and the Partnership is not dissolved and liquidated in accordance with
Section 8.3 hereof, such Net Loss, on the books of the Partnership, shall be borne 99% by the Limited Partner and 1% by the General Partner. Any such Net Losses borne by the Limited Partner shall only be applied against and reduce its Capital Contribution. The total amount of all such Net Losses to be borne by the Limited Partner may never exceed the total amount of the Capital Contributions of the Limited Partner as shown on the books of the Partnership.

          C. Notwithstanding any other provision of this Agreement to the contrary, the aggregate interest of the General Partner in each material item of Partnership income, gain, loss, deduction, preference or credit shall be equal to at least one percent (1%) of each such item at all times during the existence of the Partnership.

          D. Notwithstanding any other provision of this Agreement to the contrary, the General Partner, in its sole and absolute discretion, may withhold cash distributions to the Partners if the General Partner determined that such cash should be retained by the Partnership for working capital or other purposes.

               It is intended that a sum ranging between 15%-35% of the Net Income of the Partnership will be retained by the Partnership as additional equity for qualified net capital and shall be credited as additions to the capital accounts of the General Partner and Limited Partner in the same proportion equal to their entitled share of distributions described above. Notwithstanding the foregoing, the decision of whether to make this retention of capital in accordance with this Section or





whether to vary the amount of capital to be retained in any year, is vested in the General Partner, and it is agreed that its decision in this matter shall be final.

          8.3  Cash Distributions Upon Dissolution.

          A. Upon the dissolution of the Partnership as a result of the occurrence of any of the events set forth in
Section 2.4 hereof, the General Partner shall proceed to liquidate the Partnership, and the proceeds of liquidation (the "Proceeds of Liquidation") shall be applied and distributed in the following order of priority:

          (i) To the payment of debts and liabilities of the Partnership, including accrued salaries and the expenses of liquidation.

          (ii) To the repayment of the 9-3/8% Capital Notes due
     1996, the 10.60% Capital Notes due 1997, the 8.96%
     Subordinated Capital Notes due 2002 and the 7.95%
     Subordinated Capital Notes due 2006.

          (iii) The balance of the Proceeds of Liquidation, if any, shall be distributed to the Partners in accordance with positive Capital Account balances.

          B. Notwithstanding the foregoing, in the event the General Partner shall determine that an immediate sale of part or all of the Partnership assets would cause undue loss to the Partners, the General Partner, in order to avoid such loss, may either defer liquidation of, and withhold from distribution for a reasonable time, any assets of the Partnership except those necessary to satisfy the Partnership debts and obligations, or distribute the assets to the Partners in kind.
          8.4  Allocation of Profits and Losses for Tax Purposes.

          A. Except as provided in Sections 8.4B, C or D hereof, all Profits And Losses For Tax Purposes of the Partnership shall be allocated 99% to the Limited Partner and l% to the General Partner, provided however, if any allocation of loss or deduction would reduce the Limited Partner's Capital Account below zero (determined after taking into account all prior or contemporaneous cash distributions and all prior or contemporaneous allocations of income, gain, loss, deduction or credit and as determined at the close of the taxable year in respect of which such loss or deduction is to be allocated), such excess losses or deductions shall be allocated to the General Partner; and provided further however, that the General Partner shall not be allocated any income, gain or loss with respect to the amount of the Partnership's unrealized receivables (within the meaning of Section 751(c) of the Internal Revenue Code) or inventory items which have appreciated substantially in value (within the meaning of Section 751(d) of the Internal Revenue
Code) on the date such General Partner first became a Partner hereof. For purposes of this provision, the term "Partnership" shall include any subsidiary partnerships.






          B. The General Partner is authorized to allocate Profits and Losses For Tax Purposes arising in any calendar year differently than otherwise provided for in this Article Eight to the extent the General Partner determines, in his discretion, that such modifications are appropriate to cause the allocations to comply with the principles of Section 704 of the Internal Revenue Code and such modifications are in the overall best interests of the Partners, including without limitation the special allocation of any income to the General Partner attributable to the nondeductibility of nonqualified deferred compensation expense. Any allocation made pursuant to this
Section 8.4B shall be deemed to be a complete substitute for any allocation otherwise provided for in this Article Eight and no amendment of this Agreement or approval of any Partner shall be required.

          C. Notwithstanding any other provisions of this Agreement to the contrary, if the amount of any Partnership
Minimum Gain at the end of any taxable year is less than the amount of such Partnership Minimum Gain at the beginning of such taxable year, there shall be allocated to any Partner having a negative Capital Account at the end of such taxable year
(determined after taking into account any adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) gross income and gain (in respect of the current taxable year and any future taxable year) in an amount sufficient to eliminate such negative Capital Account in compliance with Treasury Regulations Section 1.704-1(b)(4)(iv)(e). Such allocation of gross income and gain shall be made prior to any other allocation of profits and losses for tax purposes. Any such allocation of gross income or gain pursuant to this Section 8.4C shall be in proportion with such negative Capital Accounts of the Partners and such allocations of gross income and gain shall be taken into account, to the extent feasible, in computing subsequent allocations of Profits and Losses For Tax Purposes of the Partnership so that the net amount of all items allocated pursuant to each Partner pursuant to this Article Eight shall, to the extent possible, be equal to the net amount that would have been allocated to each such Partner pursuant to the provisions of this Article Eight if the allocations made pursuant to the first sentence of this Section
8.4C had not occurred.
           D. Notwithstanding any other provisions of this Agreement to the contrary, except as provided in Section 8.4C hereof, if any Partner receives any adjustment, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that reduces any Partner's Capital Account below zero or increases the negative balance in such Partner's Capital Account, gross income and gain shall be allocated to such Partner in an amount and manner sufficient to eliminate any negative balance in his Capital Account created by such adjustments, allocations, or distributions as quickly as possible in accordance with Treasury Regulations Section 1.704-1(b)(2)(ii)(d). Any such allocation of gross income or gain pursuant to this Section 8.4D shall be in proportion with such





negative Capital Accounts of the Partners. Any allocations of items of gross income or gain pursuant to this Section 8.4D shall
(i) not duplicate any allocations of gross income or gain made pursuant to Section 8.4C hereof, and (ii) be taken into account, to the extent feasible, in computing subsequent allocations of Profits and Losses For Tax Purposes of the Partnership, so that the net amount of all items allocated to each Partner pursuant to this Article Eight shall, to the extent possible, be equal to the net amount that would have been allocated to each such partner pursuant to the provisions of this Article Eight if such adjustments, allocations or distributions had not occurred.

          E. If and to the extent upon dissolution of the Partnership pursuant to Section 2.4 hereof the allocations under
Section 8.4A are inconsistent with the following provision, then such allocations shall be adjusted to conform to the following provision: income and gain (whether ordinary income, gain under Section 1231 of the Code, or capital gain) from disposition of all remaining Partnership assets shall be allocated among the Partners so that the positive balance of each Partner's Capital Account is equal to the cash to be distributed to such Partner pursuant to Article 8.3 determined after all Capital Accounts have been adjusted to reflect the allocations of Profits and Losses For Tax Purposes of the Partnership and cash distributions made pursuant to Section 8.2 hereof.

                             ARTICLE NINE
                     BOOKS, RECORDS AND REPORTS,
                    ACCOUNTING, TAX ELECTIONS, ETC.

          9.1  Books, Records and Reports.

          A. Proper and complete records and books of account shall be kept (or caused to be kept) by the General Partner in which shall be entered all transactions and other matters relative to the Partnership's business. The Partnership's books and records shall be prepared in accordance with generally accepted accounting principles, consistently applied. The books and records shall at all times be maintained at the principal office of the Partnership and shall be open for examination and inspection by the Partners or by their duly authorized representatives during reasonable business hours. In particular, the following books and records shall be kept:

          (i) a current list and a past list of the full names and last known mailing address of each Partner, specifying the General Partners and the Limited Partners in alphabetical order, including the date of admission or withdrawal of each Partner. To the extent provided by the Missouri Act, these lists shall be provided to the Secretary of State of Missouri, without cost, upon his written request;

          (ii) a copy of the Certificate of Limited Partnership and all Certificates of Amendment thereto, together with





     executed copies of any Powers of Attorney pursuant to which any Certificate has been executed;

          (iii) copies of the Partnership's federal, state and local income tax returns and reports, if any, for the three most recent fiscal years; and

          (iv) copies of any written Partnership Agreements in effect and any financial statements of the Partnership for the three most recent years.

          B. The General Partner shall have prepared at least annually, at the Partnership's expense, financial statements (balance sheet, statement of income or loss, partners' equity, and changes in financial position) prepared in accordance with generally accepted accounting principles which shall fairly reflect the Partnership's financial position at the date shown and its results of operations for the period indicated. Copies of such statements and report shall be made available to the Partners annually.

          C. The General Partner shall have prepared at least annually, at the Partnership's expense, a report containing Partnership information necessary in the preparation of the Partners' federal income tax return. Copies of such report shall be distributed to each Partner as promptly as possible.

          9.2  Bank Accounts.

          The bank accounts of the Partnership shall be maintained in such banking institutions as the General Partner shall determine, and withdrawals shall be made only in the regular course of Partnership business on such signature or signatures as the General Partner may determine.

          9.3  Depreciation and Elections.

          A. All elections required or permitted to be made by the Partnership under the Internal Revenue Code shall be made by the General Partner.

          B.   Notwithstanding anything to the contrary in this
Section 9.3, the General Partner shall not be responsible for initiating any change in accounting methods from the methods initially chosen.

          C. The General Partner is hereby designated as the "Tax Matters Partner" under Section 6231(a)(7) of the Internal
Revenue Code.

          9.4  Fiscal Year.

          The fiscal year of the Partnership shall be the calendar year for tax purposes.

                              ARTICLE TEN





                          GENERAL PROVISIONS

          10.1 Appointment of Attorneys-in-Fact.

          A. The Limited Partner, by the execution hereof, hereby irrevocably constitutes and appoints the General Partner its true and lawful attorney-in-fact, with full power and authority in its name, place and stead, to execute or acknowledge under oath, deliver, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement including:

          (i) All certificates and other instruments (including this Agreement or any certificate of limited partnership and any amendment thereof) which the General Partner deems appropriate to qualify or continue the Partnership as a limited partnership under the Missouri Act (or a partnership in which the Limited Partner will have limited liability comparable to that provided by the Missouri Act) or under the laws of any other jurisdiction in which the Partnership may conduct business;

          (ii) All amendments to this Agreement or any certificate of limited partnership which are required to be filed or which the General Partner deems to be advisable to file;

          (iii) All instruments which the General Partner deems appropriate to reflect a change or modification of the Partnership in accordance with the terms of this Agreement;

          (iv) All conveyances and other instruments which the General Partner deems appropriate to reflect the dissolution and termination of the Partnership; and

          (v) All other instruments, documents or contracts (including, without limiting the foregoing, any deed, lease, mortgage, note, bill of sale, contract, trust agreement, guarantee, partnership agreement, indenture, underwriting agreement or any instrument or documentation which may be required to be filed (or which the General Partner deems advisable to file) by the Partnership under the laws of any state or by any governmental agency) requisite to carrying out the intent and purpose of this Agreement and the business of the Partnership and its Affiliates.

          B. The appointment by the Limited Partner of the General Partner as attorney-in-fact shall be deemed to be a power coupled with an interest in recognition of the fact that each of the Partners under this Agreement will be relying upon the power of the General Partner to act as contemplated by this Agreement in any filing and other action by them on behalf of the Partnership.
          10.2 Word Meanings.





          The words such as "herein", "hereinafter", "hereof", and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

          10.3 Binding Provisions.

          The covenants and agreements contained herein shall be binding upon, and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.

          10.4 Applicable Law.

          This Agreement shall be construed and enforced in accordance with the laws of the State of Missouri.

          10.5 Counterparts.

          This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart, except that no counterpart shall be binding unless signed by the General Partner.

          10.6 Entire Agreement.

          This Agreement contains the entire agreement between the parties and supersedes all prior writings or representations.

          10.7 Separability of Provisions.

          Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereby are determined to be invalid or unenforceable such validity or unenforceability shall not impair the operation of or affect any other portion of this Agreement and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

          10.8 Section Titles.

          Paragraph titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

          10.9 Amendments.

          This Agreement may be amended, from time to time by the written agreement of the Limited Partner and the General Partner provided, however, that the provisions of Section 10.10 hereof shall not be amended without the prior written consent of the holders of 66-2/3% in aggregate principal amount of the Capital Notes.






          10.10     Payments Prohibited.

          The Partnership shall not (i) return to either Partner all or any portion of its Capital Contribution or (ii) make any distribution of Net Income at any time when a default in the payment of the principal of or premium or interest on any of the 15% Capital Notes Due 1992, the 9-3/8% Capital Notes Due 1996, the 10.60% Capital Notes Due 1997, the 8.96% Subordinated Capital Notes due 2002 or the 7.95% Subordinated Capital Notes due 2006 of the Partnership (the "Capital Notes") or any indebtedness for money borrowed of the Partnership ranking on a parity with such Capital Notes shall have occurred and be continuing; and any such act shall constitute a violation of this Agreement prohibited by Article Six (B)(iii).

          IN WITNESS WHEREOF, the undersigned has executed this Fifth Amended and Restated Agreement of Limited Partnership as of the day and year first above written.

                              GENERAL PARTNER:

                              EDJ HOLDING COMPANY, INC.


                              By:
                                   Vice President


                              LIMITED PARTNER:

                              THE JONES FINANCIAL COMPANIES,
                              a Limited Partnership


                              By:

                                   John W. Bachmann